Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Relations Tom Ryan/Ashley Ammon ph: 203.682.8200 ir@providecommerce.com	Jen Carroll ph: 858.729.2761 John Flanagan/Megan McDonnell ph: 203.682.8200

Provide Commerce, Inc. Announces Preliminary Unaudited

Fiscal Fourth Quarter Net Sales and Earnings

—Mark Sottosanti Named General Manager of the ProFlowers Business Unit—

San Diego, Calif.– August 5, 2005 – Provide Commerce, Inc. (Nasdaq: PRVD), an e-commerce marketplace of websites for perishable goods, today announced preliminary unaudited net sales and GAAP and pro forma earnings for its fiscal fourth quarter ended June 30, 2005 and the appointment of Mark Sottosanti to lead the Company’s ProFlowers Business Unit.

The Company announced that unaudited net sales for the fiscal fourth quarter were approximately $66 million up from $52 million during the same period last year. In addition, unaudited GAAP earnings are expected to range from $4.6 to $5.0 million or between $0.33 and $0.36 per fully diluted share. Pro forma earnings are expected to be between $0.36 and $0.39 per fully diluted share, excluding stock-based compensation and its related tax effect.

Bill Strauss, CEO of Provide Commerce stated, “We are pleased with our preliminary fourth quarter results, which exceeded expectations for both the top and bottom line. We look forward to addressing our stockholders on August 17th to provide additional details and guidance for fiscal year 2006.”

Strauss continued, “We are also delighted to name Mark Sottosanti as head of our ProFlowers Business Unit, replacing Ken Constable. In his nearly six years with the Company, Mark has served in a variety of management roles and excelled at each of them. I have the utmost confidence that Mark will dedicate the same intelligence, innovation and leadership to this new role. We appreciate Ken’s contributions and we wish him well in his pursuits as he leaves the company to spend more time with his family.”

Provide Commerce will release fourth quarter and fiscal year 2005 financial results on Wednesday, August 17th, after market hours. A conference call will be webcast live at approximately 5:00 pm ET on the investor relations portion of the company’s website, at www.prvd.com. Listeners may also access the call by dialing 1-800-289-0572 or 1-913-981-5543. A replay of the call is available by dialing 1-888-203-1112 or 1-719-457-0820, password 4358198.

About Provide Commerce, Inc.

Provide Commerce operates an e-commerce marketplace of websites for perishable goods that consistently delivers fresh, high-quality products direct from the supplier to the customer at competitive prices. The Company’s platform combines an online storefront, proprietary supply chain management technology and established supplier relationships to create a market platform that bypasses traditional supply chains of wholesalers, distributors and retailers. Provide Commerce launched its marketplace in 1998 to sell and deliver fresh cut flowers for everyday and special occasions such as Halloween, Thanksgiving, Christmas, birthday and anniversary events through its Proflowers brand and website, www.proflowers.com. Provide Commerce also offers fresh fruit and premium steak direct from the supplier to its customers at Cherry Moon Farms, www.cherrymoonfarms.com, and Uptown Prime, www.uptownprime.com. For more information, please visit www.prvd.com.

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Forward-looking Statements

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about Provide Commerce and its industry. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. The risks, uncertainties and assumptions that may affect Provide Commerce, its operating results and your investments, include, but are not limited to, Provide Commerce’s ability to conclude its auditing efforts in a timely manner, resulting in audited net sales and earnings numbers that are consistent with those announced in this press release, fluctuation in quarterly and annual results, scaling of existing infrastructure expansion of its core floral business within the floral business as well as into other perishable product categories, as well as the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, available via Provide Commerce’s website at www.prvd.com. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.